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                                                              Page 1 of 6 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             -------------------------------------------------------
                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              (Amendment No. 1)/1/

                         Large Scale Biology Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   517053 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]  Rule 13d-1(b)

       [ ]  Rule 13d-1(c)

       [X]  Rule 13d-1(d)

----------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
   (however, see the Notes).

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                                                               Page 2 of 6 Pages

CUSIP NO. 517053 10 4                  13G
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   NORMAN LEIGH ANDERSON (SPOUSE OF CONSTANCE SENIFF)
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ] (b) [X]
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------
     NUMBER OF SHARES           5      SOLE VOTING POWER             1,075,908
       BENEFICIALLY         ---------------------------------------------------
         OWNED BY               6      SHARED VOTING POWER
      EACH REPORTING        ---------------------------------------------------
        PERSON WITH             7      SOLE DISPOSITIVE POWER        1,075,908
                            ---------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING   1,401,135
             PERSON (Norman Leigh Anderson disclaims beneficial
             ownership of any securities of Large Scale Biology
             Corporation owned by his spouse)
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              5.6%
             (Norman Leigh Anderson disclaims beneficial ownership
             of any securities of Large Scale Biology Corporation
             owned by his spouse)
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                                Pae 3 of 6 Pages

CUSIP NO. 517053 10 4                  13G
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   CONSTANCE SENIFF (SPOUSE OF NORMAN LEIGH ANDERSON)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
    NUMBER OF SHARES            5      SOLE VOTING POWER                325,227
       BENEFICIALLY         ---------------------------------------------------
         OWNED BY               6      SHARED VOTING POWER
      EACH REPORTING        ---------------------------------------------------
        PERSON WITH             7      SOLE DISPOSITIVE POWER           325,227
                            ---------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING    1,401,135
             PERSON (Constance Seniff disclaims beneficial ownership
             of any securities of Large Scale Biology Corporation
             owned by her spouse)
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               5.6%
             (Constance Seniff disclaims beneficial ownership
             of any securities of Large Scale Biology Corporation
             owned by her spouse)
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                               Page 4 of 6 Pages

    Item 1(a).       Name of Issuer:

                     Large Scale Biology Corporation

    Item 1(b).       Address of Issuer's Principal Executive Offices:

                     3333 Vaca Valley Parkway, Suite 1000
                     Vacaville, CA 95688

  Item 2(a)-(c).     Name of Person Filing:

                     This statement is being filed by Norman Leigh Anderson and Constance Seniff, husband and wife with business address at 20451 Goldenrod Lane, Germantown, MD 20879. Mr. Anderson and Ms. Seniff are United States citizens.

    Item 2(d).       Title of Class of Securities:

                     Common Stock

    Item 2(e).       CUSIP Number:

                     517053 10 4

      Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                     Not Applicable

      Item 4.        Ownership.

                     See Items 5-11 of cover sheets hereto.

      Item 5.        Ownership of Five Percent or Less of a Class.

                     Not applicable

      Item 6.        Ownership of More than Five Percent on Behalf of Another
                     Person.

                     Not applicable

      Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                     Not Applicable

      Item 8.        Identification and Classification of Members of the Group.

                     Not Applicable

      Item 9.        Notice of Dissolution of Group.

                     Not Applicable

     Item 10.        Certification.

                     Not Applicable

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                                                               Page 5 of 6 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We incorporate by reference herein the Powers of Attorney annexed to our Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001.

Date: February 14, 2002
                                            /s/ Norman Leigh Anderson
                          Signature:   By: Gary Garrigues Attorney-in-Fact
                                      --------------------------------------
                                              Norman Leigh Anderson
                                       By: Gary Garrigues Attorney-in-Fact


                                              /s/ Constance Seniff
                          Signature:   By: Gary Garrigues Attorney-in-Fact
                                      --------------------------------------
                                                Constance Seniff
                                       By: Gary Garrigues Attorney-in-Fact

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                                                               Page 6 of 6 Pages

                                     EXHIBIT

                            Agreement of Joint Filing

         This agreement is executed pursuant to 240 CFR ss. 13d-1(k)(1)(iii). The undersigned agree that for the purpose of compliance with Section 13 of the Securities Exchange Act of 1934, we shall file one schedule to report our holdings of securities in Large Scale Biology Corporation.

Date: February 14, 2002
                                                 /s/ Norman Leigh Anderson
                           Signature:     By: Gary Garrigues Attorney-in-Fact
                                         --------------------------------------
                                                 Norman Leigh Anderson
                                          By: Gary Garrigues Attorney-in-Fact


                                                 /s/ Constance Seniff
                           Signature:     By: Gary Garrigues Attorney-in-Fact
                                         --------------------------------------
                                                   Constance Seniff
                                          By: Gary Garrigues Attorney-in-Fact